Exhibit 99.3

For Immediate Release

Triangle Petroleum Announces Changes to the Board of Directors and Management

Calgary, Alberta - Aug 3, 2007 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today announced the following corporate developments:

Board of Directors:
Mr. David L. Bradshaw, Certified Public Accountant, has been appointed to the Company’s Board of Directors effective immediately. He brings a wealth of public company experience in addition to his financial and management expertise. Mr. Bradshaw spent 20 years with Denver based Tipperary Corporation (“Tipperary”), an AMEX listed oil and gas company that was sold to Santos Ltd. of Australia in 2005 in a transaction valued at $466 million. He was the Chairman and CEO from 1997 until the sale in 2005 and was a key contributor to the growth in Tipperary’s reserve base and shareholder value. Prior to 1990, he was active in a private oil and gas company and employed by several CPA firms. Mr. Bradshaw received his CPA in 1978, an MBA from Texas A&M University in 1977 and a BBA, Accounting from Texas A&M University in 1976.

Mr. Randal J. Matkaluk, Chartered Accountant, has also been appointed to the Triangle Board. He brings a strong track record of starting up and growing a number of successful public and private oil and gas exploration companies from his base in Calgary, Alberta. Mr. Matkaluk was a co-founder and CFO of Relentless Energy Corporation, which was a private exploration and production (“E&P”) company formed in 2003 to focus on natural gas production that was sold in late 2005 at an imputed market price of approximately $63 million. From 1998 to 2003 he was the CFO of several public junior oil and gas companies, which included Antrim Energy Inc., the successful international E&P company primarily focused in Argentina and the North Sea. From 1984 to 1997, Mr. Matkaluk was employed in various management positions with Cube Energy Corp., which was a public E&P company with a production base in Canada of 5,400 barrels of oil equivalent per day. When Cube was sold in 1997 he was the Vice-President, Finance and Administration. Mr. Matkaluk received his Bachelor of Commerce Degree from the University of Calgary in 1980 and his CA designation in 1983.

Mr. John Carlson, who joined the Board of Triangle in June 2005, has resigned in order to focus more of his time and efforts on the public company that he is now actively managing. Mr. Carlson comments, “By introducing Randal to Triangle and understanding David’s background, I am very pleased and confident in the abilities and attributes that these new board members will bring to the Company.”

Mark Gustafson, Chairman, remarks, “With the addition of David and Randal we have now established a five member board, which includes three independent directors and strengthens the Company’s existing corporate governance standards. The reorganized Triangle board provides an effective mixture between technical and financial experience. We especially want to thank John for his two full years of dedication and commitment to our Company.”

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3

Management:
Triangle also announced that Aly Musani, the Company’s Chief Financial Officer, has resigned in order to pursue a position with an oilfield service company. Mr. Musani has agreed to assist the Company during a transition phase until a new CFO has been hired. Mark Gustafson, CA, has been appointed as the interim CFO.

Gustafson continued, “We really appreciate Aly’s contributions during our start-up phase and wish him all the best in his future business ventures. His replacement is being actively pursued and an announcement should be made this month.”

About Triangle Petroleum Corporation

Triangle is an exploration company focused on the Fayetteville Shale in Arkansas, emerging Canadian shale gas projects and select areas of the Western United States. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3